Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, of our report dated February 29, 2012, except as it relates to the disclosures under the heading “Going Concern” in Note 1, as to which the date is August 5, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Knight Capital Group, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 11, 2013